Exhibit (f)

CONSENT OF THE FEDERAL REPUBLIC OF GERMANY

On behalf of the Federal Republic of Germany, I hereby consent to the making of the statements with respect to the Federal Republic of Germany included in the Annual Report on Form 18-K of FMS Wertmanagement for the year ended December 31, 2012 and to the incorporation by reference of such information in the registration statement under Schedule B of FMS Wertmanagement (Registration No. 333-186853) filed with the Securities and Exchange Commission of the United States of America.

August 30, 2013

By:	/s/ Dr. Anne Deter
Name:	Dr. Anne Deter
Title:	Ministerialrätin